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                                                                     EXHIBIT 2.4

                                 BILL OF SALE

          KNOW ALL MEN BY THESE PRESENTS that BUSINESS INTERNET, INC., a Delaware corporation ("BII"), for good and valuable consideration, the receipt
                       ---
of which is hereby acknowledged, and pursuant to a Contribution Agreement dated as of the date hereof (the "Contribution Agreement") by and between BII and
                            ----------------------
DIGEX, INCORPORATED, a Delaware corporation ("Digex"), does hereby transfer,
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convey and assign to Digex and its successors and assigns all right, title and interest of BII, as of the date hereof, in and to all Equipment and Inventory, as such terms are defined in the Contribution Agreement. Expressly excluded from this Bill of Sale is any and all right BII has in the Excluded Domain Name (as defined in the Contribution Agreement).

          TO HAVE AND TO HOLD unto Digex and its successors and assigns, forever.

          BII hereby covenants and agrees to execute and deliver, or cause to be executed and delivered, and to do or make, or cause to be done or made, upon the reasonable request of Digex, any and all agreements, instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may reasonably be required by Digex for the purpose of or in connection with the perfecting or completing the transfer hereunder of the Equipment and the Inventory and otherwise carrying out the purposes and intent of the Contribution Agreement.

          BII further covenants and agrees that the covenants herein contained shall inure to the benefit of the successors and assigns of Digex.

          The Equipment and the Inventory are transferred, assigned and delivered to Digex free and clear of any and all Liens (as defined in the Contribution Agreement).

          This Bill of Sale shall not constitute an assignment or transfer of any interest in any instrument, contract, lease or permit or other agreement or arrangement or any claim, right or benefit arising hereunder or resulting therefrom, if an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of BII or Digex hereunder, unless and until such consent has been obtained.

          This Bill of Sale is intended to implement the provisions of the Contribution Agreement and shall not be construed to enhance, extend or limit the rights or obligations of BII or Digex thereunder.

          This Bill of Sale shall be construed and enforced in accordance with and governed by the laws of the State of New York.
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        IN WITNESS WHEREOF, this Bill of Sale has been executed as of April 30,
1999.



                                        BUSINESS INTERNET, INC.


                                        By: /s/ Robert M. Manning
                                            -------------------------
                                            Name:  Robert M. Manning
                                            Title: Vice President, Treasurer,
                                                   and Assistant Secretary